EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth-Quarter and Full-Year Results;
Company Provides 2017 Full-Year Guidance

●	Company Reports Fourth-Quarter Earnings of $0.55 Per Share and $0.57 Per Share as Adjusted
●	2016 Results Exceeded Guidance for Adjusted EPS and Adjusted Free Cash Flow
●	Approximately $820 Million Total Cash Returned to Shareholders in 2016

PHOENIX (Feb. 16, 2017) - Republic Services, Inc. (NYSE: RSG) today reported net income of $189.5 million, or $0.55 per diluted share, for the three-months ended Dec. 31, 2016, versus $172.3 million, or $0.49 per diluted share, for the comparable 2015 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three-months ended Dec. 31, 2016, was $193.8 million, or $0.57 per diluted share, versus $175.0 million, or $0.50 per diluted share, for the comparable 2015 period.

For the year ended Dec. 31, 2016, net income was $612.6 million, or $1.78 per diluted share, versus $749.9 million, or $2.13 per diluted share, for the comparable 2015 period. On an adjusted basis, net income for the year ended Dec. 31, 2016, was $763.3 million, or $2.22 per diluted share, versus $722.3 million, or $2.06 per diluted share, for the comparable 2015 period.

“We finished the year strong and delivered fourth-quarter and full-year results that exceeded the upper-end of our guidance,” said Donald W. Slager, president and chief executive officer. “Our positive momentum continued throughout 2016 which resulted in full-year margin expansion, high-single digit earnings and free cash flow growth, and improved return on invested capital. Our solid results continue to reflect positive contributions from reinvesting back into the business and successfully executing our strategy of profitable growth through differentiation.”

Fourth-Quarter and Full-Year Financial Highlights:

*	Fourth-quarter adjusted diluted EPS was $0.57 per share.

*	Full-year adjusted diluted EPS was $2.22, which exceeded the Company's full-year guidance.

*
Full-year cash provided by operating activities was approximately $1.8 billion and adjusted free cash flow was $885 million. Adjusted free cash flow was positively impacted by lower than anticipated cash taxes.

*	Fourth-quarter revenue growth from average yield was 2.2 percent and volumes increased 0.5 percent. This continues to reflect Republic's ability to grow price and volume simultaneously.

*	Full-year revenue growth from average yield was 2.1 percent and volumes increased 1.0 percent. Both metrics were in line with the Company's expectations.

*	Fourth-quarter adjusted EBITDA margin was 27.9 percent, an improvement of 70 basis points from the comparable 2015 period.

*	Full-year adjusted EBITDA margin was 28.3 percent, an improvement of 20 basis points from the prior year.

*	Delivered total shareholder return of 32.8 percent during 2016, which exceeded the S&P 500 average by approximately 275 percent.

*	Returned approximately $820 million to shareholders through share repurchases and dividends during 2016.

Fourth-Quarter and Full-Year Operational Highlights:

*
The Company advanced its revenue-enhancing and customer-facing initiatives to improve customer experience, further differentiate its product and service offerings, and build customer loyalty. For example, the Company:

•
increased the number of customers that do business with Republic digitally. Approximately 1.8 million customers are now enrolled in the MyResourceTM customer portal and mobile app, up 50 percent from a year ago. These tools significantly enhance customer interaction and connectivity.

•
expanded e-commerce capabilities to allow customers to purchase residential, small-container and temporary large-container services online. Republic’s e-commerce platform addresses the evolving needs of customer buying preferences and provides a lower-cost sales channel.

•
opened three new fully operational state-of-the art Customer Resource Centers. The Customer Resource Centers enhance the customer experience and will lower the Company’s cost structure once the transition to the new facilities is complete by the end of 2017.

•	increased its Net Promoter Score on a year-over-year basis for the fifth straight year.

*	The Company advanced its fleet-based initiatives designed to improve productivity and lower costs. Currently:

•18 percent of the fleet operates on natural gas, up from 16 percent in the prior year.

•74 percent of the residential fleet is automated, up from 72 percent in the prior year.

•
92 percent of the fleet is certified under Republic’s standardized maintenance program, up from 78 percent in the prior year. The Company expects its entire fleet to be certified under the program by the second quarter of 2017.

*	The Company advanced its sustainability platform and was recognized for its industry leading efforts. For example, the Company:

•
was named to the 2016 Dow Jones Sustainability World Index and North America Index. Republic was the only company in the solid waste industry to be named to both indices. The Company was also awarded the "Industry Mover" award by the Dow Jones Sustainability Index.

•
was identified as a global leader for its actions and strategies in response to climate change and named to the Climate A List by the Carbon Disclosure Project. Republic was also awarded a position on the Supplier Climate A List.

Fiscal Year 2017 Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2017. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Specific guidance is as follows:

•
Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be $875 million to $900 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2017 Financial Guidance section of this document.

•
Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $2.32 to $2.36. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2017 Financial Guidance section of this document.

•	Revenue: Republic expects an increase in revenue of 4.5 to 5.0 percent comprised of the following:

Increase (Decrease)
Average yield	2.0%
Volume	1.0 to 1.25
Energy services	0.25
Fuel recovery fees	0.25
Recycled commodities	0.50 to 0.75
Acquisitions	0.50
Total change	4.5 to 5.0%

•	Property and Equipment: The Company anticipates receiving $975 million of property and equipment, net of proceeds from sales of property and equipment.

•	Margin: Republic expects adjusted EBITDA margin to expand by 20 to 40 basis points to a range of 28.5 to 28.7 percent.

•	Taxes: The Company expects an effective tax rate of 39.5 percent.

•
Cash Utilization: Republic expects to invest approximately $100 million in tuck-in acquisitions. Additionally, the Company expects to return approximately $900 million total cash to shareholders, through $450 million of dividends and $450 million in share repurchases.

Mr. Slager commented, “Our financial guidance is consistent with the preliminary outlook we provided last October demonstrating the visibility we have into our business and stability of our earnings and cash flows. During 2017, we will continue to advance our strategic initiatives, profitably grow our business, create value for our stakeholders and increase cash returns to our owners.”

Republic Declares Quarterly Dividend

Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.32 per share for stockholders of record on April 3, 2017. The dividend will be paid on April 17, 2017.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this press release. The adjusted diluted earnings per share and adjusted free cash flow related to the fiscal year 2017 guidance are described in the Reconciliation of 2017 Financial Guidance section of this press release.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67.8	$32.4
Accounts receivable, less allowance for doubtful accounts and other of $44.0 and $46.7, respectively	994.8	962.9
Prepaid expenses and other current assets	221.9	235.0
Total current assets	1,284.5	1,230.3
Restricted cash and marketable securities	90.5	100.3
Property and equipment, net	7,588.6	7,552.8
Goodwill	11,163.2	11,145.5
Other intangible assets, net	182.3	246.4
Other assets	320.5	260.6
Total assets	$20,629.6	$20,535.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$553.8	$577.4
Notes payable and current maturities of long-term debt	5.8	5.5
Deferred revenue	312.9	313.9
Accrued landfill and environmental costs, current portion	142.7	149.8
Accrued interest	71.8	71.6
Other accrued liabilities	725.0	716.6
Total current liabilities	1,812.0	1,834.8
Long-term debt, net of current maturities	7,653.1	7,527.4
Accrued landfill and environmental costs, net of current portion	1,684.8	1,677.9
Deferred income taxes and other long-term tax liabilities, net	1,210.2	1,131.8
Insurance reserves, net of current portion	274.6	278.1
Other long-term liabilities	301.2	309.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 348.2 and 346.0 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,764.5	4,677.7
Retained earnings	3,324.0	3,138.3
Treasury stock, at cost (8.8 and 0.4 shares, respectively)	(414.9)	(14.9)
Accumulated other comprehensive income (loss), net of tax	14.2	(30.5)
Total Republic Services, Inc. stockholders' equity	7,691.3	7,774.1
Noncontrolling interests in consolidated subsidiary	2.4	2.5
Total stockholders' equity	7,693.7	7,776.6
Total liabilities and stockholders' equity	$20,629.6	$20,535.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue	$2,379.1	$2,290.2	$9,387.7	$9,115.0
Expenses:
Cost of operations	1,465.3	1,403.7	5,764.0	5,518.6
Depreciation, amortization and depletion	245.5	244.3	991.1	970.6
Accretion	19.7	20.2	79.1	79.4
Selling, general and administrative	249.6	263.6	969.8	983.1
Withdrawal costs - multiemployer pension funds	—	4.5	5.6	4.5
Gain on disposition of assets and impairments, net	(0.1)	—	(0.1)	—
Restructuring charges	7.1	—	40.7	—
Operating income	392.0	353.9	1,537.5	1,558.8
Interest expense	(90.1)	(92.9)	(371.3)	(364.9)
Loss on extinguishment of debt	—	—	(196.2)	—
Interest income	—	0.2	0.9	0.8
Loss from unconsolidated equity method investment	(6.1)	—	(6.1)	—
Other income (expense), net	(1.1)	0.7	1.1	1.2
Income before income taxes	294.7	261.9	965.9	1,195.9
Provision for income taxes	105.1	89.5	352.7	445.5
Net income	189.6	172.4	613.2	750.4
Net income attributable to noncontrolling interests in consolidated subsidiary	(0.1)	(0.1)	(0.6)	(0.5)
Net income attributable to Republic Services, Inc.	$189.5	$172.3	$612.6	$749.9
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.56	$0.50	$1.79	$2.14
Weighted average common shares outstanding	340.2	347.0	343.0	350.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.55	$0.49	$1.78	$2.13
Weighted average common and common equivalent shares outstanding	341.6	348.4	344.4	351.4
Cash dividends per common share	$0.32	$0.30	$1.24	$1.16

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2016	2015
Cash provided by operating activities:
Net income	$613.2	$750.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,070.2	1,050.0
Non-cash interest expense	53.4	47.1
Restructuring related charges	40.7	—
Stock-based compensation	23.2	18.9
Deferred tax provision	47.2	116.7
Provision for doubtful accounts, net of adjustments	20.4	22.7
Loss on extinguishment of debt	196.2	—
Gain on disposition of assets, net and asset impairments	(4.6)	(1.6)
Withdrawal liability - multiemployer pension funds	5.6	4.5
Environmental adjustments	2.0	(1.6)
Loss from unconsolidated equity method investment	6.1	—
Excess income tax benefit from stock-based compensation activity and other non-cash items	(20.6)	(10.7)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(52.3)	(15.7)
Prepaid expenses and other assets	(1.1)	(8.7)
Accounts payable	(9.8)	35.6
Restructuring expenditures	(32.5)	—
Capping, closure and post-closure expenditures	(77.4)	(88.4)
Remediation expenditures	(66.8)	(80.0)
Withdrawal expenditures - multiemployer pension funds	—	(153.5)
Other liabilities	34.7	(6.0)
Cash provided by operating activities	1,847.8	1,679.7
Cash used in investing activities:
Purchases of property and equipment	(927.8)	(945.6)
Proceeds from sales of property and equipment	9.8	21.2
Cash used in business acquisitions and investments, net of cash acquired	(62.4)	(572.7)
Cash proceeds from business divestitures, net of cash divested	15.0	—
Change in restricted cash and marketable securities	5.2	15.3
Other	(1.0)	(1.0)
Cash used in investing activities	(961.2)	(1,482.8)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	3,911.4	918.4
Proceeds from issuance of senior notes, net of discount	498.9	497.9
Payments of notes payable and long-term debt	(4,307.1)	(915.7)
Premiums paid on extinguishment of debt	(176.9)	—
Fees paid to retire and issue senior notes and retire certain hedging relationships	(9.5)	(3.2)
Issuances of common stock	49.7	65.9
Excess income tax benefit from stock-based compensation activity	10.8	8.5
Purchases of common stock for treasury	(403.8)	(404.7)
Cash dividends paid	(418.9)	(399.3)
Distributions paid to noncontrolling interests in consolidated subsidiary	(0.7)	(0.5)
Other	(5.1)	(7.0)
Cash used in financing activities	(851.2)	(239.7)
Increase (decrease) in cash and cash equivalents	35.4	(42.8)
Cash and cash equivalents at beginning of year	32.4	75.2
Cash and cash equivalents at end of year	$67.8	$32.4

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2016 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,				Years Ended December 31,
	2016		2015		2016		2015
Collection:
Residential	$564.2	23.7%	$559.9	24.4%	$2,239.7	23.9%	$2,242.3	24.6%
Small-container commercial	726.9	30.6	701.8	30.6	2,877.5	30.7	2,799.9	30.7
Large-container industrial	495.3	20.8	477.2	20.8	1,975.8	21.0	1,890.2	20.7
Other	9.8	0.3	10.5	0.5	38.2	0.4	39.8	0.4
Total collection	1,796.2	75.4	1,749.4	76.3	7,131.2	76.0	6,972.2	76.4
Transfer	287.7		281.0		1,157.6		1,112.7
Less: intercompany	(172.2)		(172.1)		(694.1)		(682.3)
Transfer, net	115.5	4.9	108.9	4.8	463.5	4.9	430.4	4.7
Landfill	515.0		512.0		2,083.6		2,036.4
Less: intercompany	(235.4)		(237.6)		(962.4)		(951.9)
Landfill, net	279.6	11.8	274.4	12.0	1,121.2	11.9	1,084.5	11.9
Energy services	23.3	1.0	23.0	1.0	76.4	0.8	95.8	1.1
Other:
Sale of recycled commodities	117.6	4.9	94.2	4.1	420.4	4.5	372.0	4.1
Other non-core	46.9	2.0	40.3	1.8	175.0	1.9	160.1	1.8
Total other	164.5	6.9	134.5	5.9	595.4	6.4	532.1	5.9
Total revenue	$2,379.1	100.0%	$2,290.2	100.0%	$9,387.7	100.0%	$9,115.0	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Average yield	2.2%	2.2%	2.1%	2.3%
Fuel recovery fees	(0.1)	(1.7)	(0.8)	(1.4)
Total price	2.1	0.5	1.3	0.9
Volume	0.5	0.9	1.0	1.1
Recycled commodities	1.0	(0.5)	0.5	(0.7)
Energy Services	—	—	(0.4)	—
Total internal growth	3.6	0.9	2.4	1.3
Acquisitions / divestitures, net	0.3	1.8	0.6	2.2
Total	3.9%	2.7%	3.0%	3.5%

Core price	3.5%	3.4%	3.3%	3.6%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.4% and 2.3% for the three months and year ended December 31, 2016, respectively, and 2.4% and

2.6% for the same periods in 2015, respectively. Core price as a percentage of related-business revenue was 3.7% for the three months and year ended December 31, 2016, and 3.7% and 4.0% for the same periods in 2015, respectively.

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,				Years Ended December 31,
	2016		2015		2016		2015
Labor and related benefits	$487.2	20.5%	$469.9	20.5%	$1,919.4	20.4%	$1,848.9	20.3%
Transfer and disposal costs	191.2	8.0	187.0	8.2	759.7	8.1	724.4	7.9
Maintenance and repairs	221.2	9.3	216.8	9.5	894.9	9.5	853.3	9.3
Transportation and subcontract costs	139.2	5.9	128.7	5.6	537.1	5.7	510.7	5.6
Fuel	84.4	3.5	73.4	3.2	317.0	3.4	362.4	4.0
Franchise fees and taxes	111.9	4.7	111.4	4.9	451.0	4.8	443.6	4.9
Landfill operating costs	43.6	1.8	41.3	1.8	175.2	1.9	151.5	1.7
Risk management	43.0	1.8	48.8	2.1	184.7	2.0	167.7	1.8
Cost of goods sold	51.4	2.2	42.7	1.9	183.2	2.0	168.0	1.8
Other	92.2	3.9	83.7	3.7	341.8	3.6	338.1	3.7
Subtotal	1,465.3	61.6	1,403.7	61.4	5,764.0	61.4	5,568.6	61.0
Bridgeton insurance recovery	—	—	—	—	—	—	(50.0)	(0.5)
Total cost of operations	$1,465.3	61.6%	$1,403.7	61.4%	$5,764.0	61.4%	$5,518.6	60.5%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,				Years Ended December 31,
	2016		2015		2016		2015
Salaries	$171.5	7.2%	$169.7	7.4%	$646.3	6.9%	$636.6	7.0%
Provision for doubtful accounts	2.9	0.1	5.4	0.2	20.4	0.2	22.7	0.2
Other	75.2	3.2	88.5	3.9	303.1	3.2	323.8	3.6
Total selling, general and administrative expenses	$249.6	10.5%	$263.6	11.5%	$969.8	10.3%	$983.1	10.8%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income attributable to Republic Services, Inc.	$189.5	$172.3	$612.6	$749.9
Net income attributable to noncontrolling interests	0.1	0.1	0.6	0.5
Provision for income taxes	105.1	89.5	352.7	445.5
Other (income) expense, net	1.1	(0.7)	(1.1)	(1.2)
Interest income	—	(0.2)	(0.9)	(0.8)
Interest expense	90.1	92.9	371.3	364.9
Depreciation, amortization and depletion	245.5	244.3	991.1	970.6
Accretion	19.7	20.2	79.1	79.4
EBITDA	$651.1	$618.4	$2,405.4	$2,608.8
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.55 and $1.78 for the three months and year ended December 31, 2016 versus $0.49 and $2.13 for the comparable 2015 periods. During the three months and years ended December 31, 2016 and 2015, we recorded a number of charges, other expenses and benefits that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.  These items primarily consist of the following:

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share(1)	EBITDA	Income	Republic	per Share
As reported	$651.1	$294.7	$189.5	$0.55	$618.4	$261.9	$172.3	$0.49
Restructuring charges	7.1	7.1	4.3	0.01	—	—	—	—
Loss from unconsolidated equity method investment	6.1	—	—	—	—	—	—	—
Gain on disposition of assets and impairments, net	(0.1)	(0.1)	—	—	—	—	—	—
Withdrawal costs - multiemployer pension funds	—	—	—	—	4.5	4.5	2.7	0.01
Total adjustments	13.1	7.0	4.3	0.01	4.5	4.5	2.7	0.01
As adjusted	$664.2	$301.7	$193.8	$0.57	$622.9	$266.4	$175.0	$0.50
(1) Line items in this column do not total to $0.57 per share due to rounding.

	Year Ended December 31, 2016				Year Ended December 31, 2015
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,405.4	$965.9	$612.6	$1.78	$2,608.8	$1,195.9	$749.9	$2.13
Loss on extinguishment of debt	196.2	203.4	122.7	0.36	—	—	—	—
Restructuring charges	40.7	40.7	24.6	0.07	—	—	—	—
Loss from unconsolidated equity method investment	6.1	—	—	—	—	—	—	—
Withdrawal costs - multiemployer pension funds	5.6	5.6	3.4	0.01	4.5	4.5	2.7	0.01
Gain on disposition of assets and impairments, net	(0.1)	(0.1)	—	—	—	—	—	—
Bridgeton insurance recovery	—	—	—	—	(50.0)	(50.0)	(30.3)	(0.08)
Total adjustments	248.5	249.6	150.7	0.44	(45.5)	(45.5)	(27.6)	(0.07)
As adjusted	$2,653.9	$1,215.5	$763.3	$2.22	$2,563.3	$1,150.4	$722.3	$2.06
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton insurance recovery, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges and recoveries that we do not adjust from our operating results. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Cash provided by operating activities	$1,847.8	$1,679.7
Property and equipment received	(915.6)	(953.0)
Proceeds from sales of property and equipment	9.8	21.2
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	—	95.8
Bridgeton insurance recovery, net of tax	—	(30.3)
Restructuring payments, net of tax	19.6	—
Cash tax benefit for debt extinguishment and other related costs	(80.7)	—
Divestiture related tax payments	4.2	—
Adjusted free cash flow	$885.1	$813.4
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$927.8	$945.6
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(12.2)	7.4
Property and equipment received during the period	$915.6	$953.0
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2016 and 2015, accounts receivable were $994.8 million and $962.9 million, net of allowance for doubtful accounts of $44.0 million and $46.7 million, respectively, resulting in days sales outstanding of 38, or 26 days net of deferred revenue, for 2016 and 2015.
CASH DIVIDENDS
In October 2016, we paid a cash dividend of $109.0 million to shareholders of record as of October 3, 2016. As of December 31, 2016, we recorded a dividend payable of $108.6 million to shareholders of record at the close of business on January 3, 2017, which was paid on January 16, 2017.
STOCK REPURCHASE PROGRAM
During the three months ended December 31, 2016, we repurchased 1.7 million shares of our stock for $88.1 million at a weighted average cost per share of $51.08.
As of December 31, 2016, we had 339.4 million shares of common stock issued and outstanding.
RECONCILIATION OF 2017 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2017 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2016. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2017	(Actual) Year Ended December 31, 2016
Diluted earnings per share	$ 2.29 - 2.33	$1.78
Withdrawal costs - multiemployer pension funds	—	0.01
Restructuring charges	0.03	0.07
Loss on extinguishment of debt	—	0.36
(Gain) loss on disposition of assets and impairments, net	—	—
Adjusted diluted earnings per share	$ 2.32 - 2.36	$2.22
We believe that the presentation of adjusted diluted earnings per share, which excludes restructuring charges and withdrawal costs - multiemployer pension funds, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2017, and our actual adjusted free cash flow for the year ended December 31, 2016, which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2017	(Actual) Year Ended December 31, 2016
Cash provided by operating activities	$ 1,836 - 1,861	$1,847.8
Property and equipment received	(990)	(915.6)
Proceeds from sales of property and equipment	15	9.8
Restructuring payments, net of tax	14	19.6
Cash tax benefit for debt extinguishment	—	(80.7)
Divestiture related tax payments	—	4.2
Adjusted free cash flow	$ 875 - 900	$885.1
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated) Year Ending December 31, 2017	(Actual) Year Ended December 31, 2016
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,033	$927.8
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(43)	(12.2)
Property and equipment received during the period	$990	$915.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, projected costs and expenses related to our landfills and property and equipment, fair values of acquired assets and liabilities assumed in our acquisitions, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on technology in our operations;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	safety and operational risks, including the risk of personal injury to our employees or third parties;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any multiemployer pension plan to which we contribute;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 (when filed), for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.